Transcript of
Versar, Inc.
Fourth Quarter Fiscal Year 2016 Earnings Call
March 28, 2017

Participants
Karin Weber – Head, Investor Relations
Tony Otten – Chief Executive Officer
Jeff Wagonhurst – President and Chief Operating Officer
Cynthia Downes – Executive Vice President and Chief Financial Officer

Presentation

Operator
Good day, ladies and gentlemen, and welcome to the Fourth Quarter Fiscal Year 2016 Earnings Conference Call. All lines have been placed on listen-only mode. [Operator instructions]. At this time, it is my pleasure to turn the floor over to your host, Karin Weber. Ma’am, the floor is yours.

Karin Weber – Head, Investor Relations
Thank you. Good afternoon. My name is Karin Weber, and I’m the Head of Investor Relations for Versar. Welcome to Versar’s investor conference call for the fourth quarter and year-end of fiscal year 2016. Joining me on today’s call are Versar’s Chief Executive Officer, Tony Otten; President and Chief Operating Officer, Jeff Wagonhurst; and Executive Vice President and Chief Financial Officer, Cynthia Downes.

Before we begin, let me make a brief statement about the contents of this call. Statements made on this call may be forward-looking, and are based on management’s current expectations, estimates, forecasts, and projections about the company’s business. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and are subject to safe harbors created by such laws.

Words such as expects, anticipates, plans, believes and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed on this call. We will not update publicly any forward-looking statements, except as required by law. For a description of factors that could cause actual results to differ materially from that anticipated on this call, please refer to the company’s public filings, including the Form 10-K, for the fiscal year ended July 1, 2016 which was filed earlier today.

Additionally, Versar reiterates that it expects to adhere to its previously announced timeline for completing its outstanding filings and continues to work with its independent auditor, Urish Popeck LLP, towards filing its Form 10-Q for the first and second fiscal quarter ended September 30, 2016 and December 30, 2016 by the end of April. We plan to file the Form 10-Q for the third fiscal quarter ended March 31, 2017 in a timely fashion. Also, investors are invited to join us tomorrow March 29, 2017, at 1:15 Eastern Time, 10:15 AM Pacific Time for Tony Otten?s presentation at the Sidoti & Company Spring 2017 Convention. Tony will be presenting Versar?s most recently reported financial results and the company?s business outlook, as well as meeting with investors. This presentation can be viewed tomorrow at www.versar.com.

Let’s turn now to Versar’s Chief Executive Officer, Tony Otten.

Tony Otten – Chief Executive Officer
Thank you, Karin, and good afternoon, everyone, and thank you for joining us today. During our last earnings call, in May 2016, we reviewed our third quarter fiscal 2016 earnings and outlined the challenges we were then facing. Those challenges include sustained delays in the award and funding of government contracts, a goodwill impairment, and being out of compliance with loan covenants with our lender, Bank of America. Over the past 10 months, we have regularly communicated the challenges and successes we face in our 8-Ks and accompanying press releases.

In response to those challenges, we’ve taken a number of measures to align our cost structure to maximize profitability. Since then, we have refocused internally and taken out additional costs while still achieving growth. This includes rightsizing our internal operations and personnel, taking a laser-like focus to target key opportunities and aggressively mining our existing Indefinite Delivery Indefinite Quantity or IDIQ contract vehicles to generate revenue and profits for the company. While such actions have always been part of implementing our overall strategy, we have addressed them with increased emphasis as we have worked to return Versar to profitability.

As a result of these steps, I am pleased to report on the significant strides we’ve made resulting in our continued ability to provide superior quality work to our customers. Our acquisition of Versar Security Systems in late 2015 brought us a highly specialized employee base that produced from day one, and this business unit continues to generate new business and provide outstanding service. In September 2016, our Engineering and Construction Management, or ECM team, completed and turned over to Dover Air Force Base 10,000 foot main all-weather runway replacement to the Air Force. This significant milestone allows Dover operations to resume providing key logistical support to our warfighters deployed in overseas locations.

The final phase of the secondary support construction is scheduled for completion and turnover by the end of June 2017. There have been a number of contract modifications during the project, increasing the total project award to $109.5 million from the original $98.3 million. What’s more, Versar has had a recent string of impressive contract wins, demonstrating our ability to provide quality services to our diverse and critical clients. Importantly, these achievements show Versar’s commitment to supporting the warfighters, those men and women in our military services who are on the front lines.

For instance, just last week, Versar announced that its long-term joint venture with Johnson Controls Federal Systems, or JCFS, was awarded the Worldwide Engineering and Construction or WE&C, IDIQ contract in support of the Air Force Civil Engineer Center of AFCEC. The spending ceiling for that contract is $950 million over a five-year base period and three additional one-year option periods. Individual task orders will be competed among the 11 selected firms.

This was a critical win for the JCFS Versar joint venture. The JV now holds both contracts, the Sustainment, Restoration and Modernization and Acquisition Task Order Contract or SATOC and the WE&C used by the Air Force to support its infrastructure requirements. While the WE&C will ultimately be the successor contract to the SATOC, both contract vehicles are currently active, and the SATOC vehicle has been Versar?s most productive IDIQ vehicles.

Versar individually or with a teaming partner, also holds the architect, engineering 2013 design and construction services, the architect engineering 2013 environmental services and the Pacific Air Force’s environmental services and construction contracts. This collection of Air Force contract vehicles will now allow us to mobilize our ability to support critical Air Force projects throughout the world.

Two weeks earlier, the JCFS Versar joint venture announced a new $2.3 million task order for petroleum, oil and lubricant repair work or POL work at MacDill Air Force space in Tampa, Florida. In the 18 months since we stood up this new line of business, we have competitively won seven POL awards, totaling over $16 million from the Defense Logistics Agency for its ongoing fuel facilities upgrade and repair program. And we are currently competing on a number of additional such efforts.

In February, the U.S. Army Corps of Engineers awarded us a $6.2 million task order for in-situ thermal remediation services in support of a superfund site in Upstate, New York. And in August 2016, we announced that our Professional Services Group or PSG won the re-compete of a U.S. Army Reserve 88th Regional Support Command or RSC contract, and we were recently notified that we have been awarded option years on both the 88th RSC contracts we hold beginning this April. This option take-up results in approximately $12 million of funded project work over the next 12 months. We will be issuing a press release later this week providing greater detail.

We’re also optimistic the new administration’s focus on defense and infrastructure will bolster our business. And while we recognize that there is some uncertainty about which areas the new EPA administrator is likely to focus on, we believe several notable areas of emphasis for our Environmental Services Group, or ESG, such as brownfield cleanup, superfund, and water infrastructure initiatives, will continue to receive funding.

In a minute, Cynthia will review the fourth quarter and full year numbers for an admittedly rough fiscal 2016. While it is important to discuss and understand these numbers, I think it’s equally important to provide additional context and share with you that they do not reflect our outlook going forward.

First, we spent much of calendar 2016 under a series of forbearance agreements with Bank of America, ultimately entering into an amended loan agreement this past December. As a result of these agreements, Versar was required to take a number of steps that required substantial but non-recurring payments. These included retaining a Chief Restructuring Officer and paying for the bank’s use of a financial analyst to review our performance as well as other related costs. As we continue, we expect to reduce or eliminate these costs going forward.

Additionally, although not evident in the financial numbers we have released today, we have been able to significantly reduce our debt obligations during fiscal 2017. Second, we continue to work with financial advisors to seek a long-term financial partner to provide us with the liquidity we need to develop and grow our business. We are pleased with our progress in this regard, and we are confident that the structural measures we have taken to-date have enhanced our ability to identify and consummate a relationship that will enable Versar to continue to be successful.

After Cynthia’s comments, I’ll share a few more thoughts with you and we’ll be happy to take your questions. And as Karin noted earlier, we expect to file the 10-Q for the first and second quarters of fiscal 2017 shortly, bringing us back into full compliance with the requirements of both the Securities and Exchange Commission and the New York Stock Exchange. We extend our sincere thanks to the New York Stock Exchange, Bank of America and most of all, to our shareholders, our customers and our employees, for their understanding during this period.

And I will now turn it over to our Executive Vice President and CFO, Cynthia Downes, to review our financial results for fiscal year 2016.

Cynthia Downes – Executive Vice President and Chief Financial Officer
Thank you, Tony. Versar recorded gross revenue of $167.9 million in fiscal 2016, an increase of 5% compared to last year’s gross revenues of $159.9 million. VSS contributed $17.6 million to the increase, and the Dover project contributed $50.1 million, and additional $6.9 million increase from the prior fiscal year. These increases were offset by decreases of $3 million related to reduced sales from PPS; $1.9 million in decreased titles, levels of Title II work in Iraq and Afghanistan; $2.3 million related to the PBR project; $4 million related to the expiration of the Fort Irwin contract; and $3.8 million for PSG’s historical business line due to the continued shift in government solicitations to small business and other set-aside programs.

Purchase services and materials for fiscal 2016 increased 19% to $107.2 million from $90.3 million. The increase is a result of the acquisition of VSS, which contributed $10 million of purchase services and equipment and the direct costs of the Dover project which were $46.6 million, an increase of $5.9 million from the prior year.

Gross profit was down 77% to $13.8 million to $3.2 million. Gross profit contribution to VSS was $2 million, offset by a project mix shift such as decline in Title II work in Iraq and Afghanistan, increased costs associated with the Dover project and a loss of $2.1 million in our PPS subsidiary which we are in the process of divesting. In addition, we incurred losses of $900,000 to complete a firm-fixed price project at Homestead Air Force Base that we obtained as part of the GMI acquisition. This decrease was magnified by the expiration of the Fort Irwin contract within our ESG segment. In addition, we recognized $1.2 million of loss contingency accruals within ESG in connection with a class action suit by a group of former employees at Fort Irwin, a labor rate loss related to a GSA audit finding, and the loss accrual for the removal and installation of a new well pump for the PBR task order.

Gross margin percentage for fiscal 2016 was 3% compared to gross margin of 9% last year. This reduction is a result of a combination of factors. Since a significant portion of the work on Dover project is performed by subcontractors, this results in lower margins for Versar. In addition, as I just mentioned when discussing gross profit, the higher margin Title II work in Iraq and Afghanistan declined during fiscal 2016, and we are actively seeking to obtain additional higher margin work to replace these projects. Further, we took a charge of $1.2 million for a dispute involving a working capital adjustment in the acquisition of GMI from ARA, which also contributed to the declining gross profit.

SG&A expenses for fiscal 2016 were $13 million or 8% of gross revenue compared to $11?million or 7% gross revenue in fiscal 2015. While this is an increase over the prior fiscal year, it is not fully reflective of the company?s financial performance. As you saw on our earnings release press release issued this morning, we?re providing certain non-GAAP metrics to demonstrate the impact of a number of cash and non-cash one-time expenses. These include $600,000 in integration costs associated with the acquisition of VSS, $900,000 in the costs of existing leased spaces, including furniture and leasehold improvements write-offs, $650,000 in transaction fees associated with the acquisition of VSS and $150,000 restructuring costs and fees associated with our forbearance agreements with Bank of America, including legal fees arising from our efforts to obtain alternative financing.

Due to a number of one-time accounting actions, operating income swing from $2.8 million to an operating loss of $35.9 million. These one-time non-cash actions included goodwill and intangible impairments, as well as other significant operating expenses. We recorded goodwill impairments of $20.3 million due to a decline in the estimated fair value in the ECM, ESG and PSG reporting units.

The goodwill impairments were principally generated from our acquisitions of VSS in 2016, J.M. Waller in 2015, Geo-Marine in 2014, Charron in 2012 and PPS and Advent in 2010. The assessment of whether and how much to write down was determined by management with the assistance of an external independent valuation firm. For more details, please see note 7 of the fiscal 2016 10-K.

In addition, we wrote down certain intangible assets that were associated with the previously mentioned acquisitions. Based on analysis by an external independent valuation expert, management determined that $3.8 million in definite-lived intangible assets were not recoverable. The remaining intangible balance of $7.2 million is related to VSS acquisition. The other operating expense for fiscal 2016 was a $1.9 million charge for the loss on the sale of PPS. PPS was classified as held for sale, which requires reducing the long-lived assets to fair market value as of July 1, 2016.

Operating loss before income tax for fiscal 2016 was $36.6 million compared to operating income of $2.3 million during fiscal 2015. Net loss for fiscal 2016 was $37.9 million or a loss of $3.84 per share as compared to net income of $1.4 million in fiscal 2015 or $0.14 per share. During fiscal 2016, we recorded a $9.5 million charge for the impairment of our tax deferred asset. Of this amount, $8.5 million was previously recorded for the long-term assets, and the remaining $1 million was recorded as a short-term asset on the balance sheet.

I will now focus on the operating results of our business segments for the fiscal year. The engineering and construction management group: Gross revenue was $110.5 million, an increase of 21% compared to $91.1 million last year. The acquisition of VSS during fiscal 2016 contributed $17.6 million to the increase, and revenue from the Dover project contributed $6.9 million to the increase. The increase was partially offset by decreases in revenue for our PPS subsidiary of approximately $3 million. Additionally, Title II work in Iraq and Afghanistan continued to wind down during fiscal 2016.

Gross profit from continuing operations was $3.1 million, down from $8 million last year, a decrease of 61%. Gross margin in the segment was 3% compared to 9% last year. VSS contributed $2 million to the gross profit, offset by lower margins on the Dover project, the negative margin impact of significantly reduced sales from PPS, a decline in the higher margin work in Iraq and Afghanistan, the $900,000 loss in the Homestead project and $700,000 for net working capital adjustments associated with the acquisition of Geo-Marine.

The Environmental Services Group: Gross revenue was $38.7 million, a decrease of 17% compared to $46.6 million last year. The decrease in revenue was primarily due to the expiration of a significant contract at Fort Irwin and anticipated revenue decreases associated with the maturing of the PBR program. Gross profit was $900,000, a decrease of 76% compared to $3.7 million in fiscal 2015. The decrease is due to three project loss contingency accruals: first, the Fort Irwin class action suit of $500,000; second, the audit findings of GSA of $300,000; and third, the well pump on our PBR task order of $200,000. The $300,000 was subsequently paid to the GSA in November, turning a net loss accrual into a cash outlay.

An additional $500,000, which is ESG’s allocated share of the ARA net working capital dispute, was also a factor driving the decrease in gross profit. In addition, several projects experienced decreased gross profit related at no cost work extensions. These decreases were offset by increasing the amount of work performed in-house and a reduction of the contract related overhead expenses, following internal realignment of ESG in early 2016.

The Professional Services Group: Gross revenue was $18.7 million, a decrease of 16% compared to $22.1 million last year. The decrease in revenue was primarily due to the previously discussed shift of government contract solicitations, small business and other such similar preference programs from full and open competition. We are developing new relationships with firms qualified to grow the preference programs. Gross loss for this segment was $800,000, a $2.9 million decrease from last year’s gross profit of $2.1 million. The decrease is a direct result of decline in revenue due to the loss of task orders and the allocation of significant indirect costs to the business unit’s high level of direct reimbursements.

And now, I’ll turn it back to Tony.

Tony Otten – Chief Executive Officer
Thank you, Cynthia. It goes without saying that we are not pleased with our numbers for fiscal 2016. It was a tough year, not only for Versar but for many other government contractors. However, I want to convey to you that a significant portion of the losses reflected in our numbers were either non-cash or one-time expenses, and do not reflect the many positive steps we’ve taken to trim costs and more effectively operate the business. Our core business is strong, and we have many long-tenured clients who actively seek ways to work with Versar.

Our employees are dedicated and talented and do credit every day to the long tradition of excellence that was established when the company was found in 1969. Versar remains committed to our customers, shareholders, employees and partners, and we will continue to provide technical expertise to our primarily federal customers. The current administration is gearing up for potential spending increases for the DoD and public infrastructure, in general.

The budget requests are staggering, $54 billion more for Defense and as much as $1 trillion for public infrastructure. Versar intends to fully position ourselves to take advantage of any such increase, and we have already begun to do so. We will continue to focus and what we do best, international construction management at austere environments, security solutions, ongoing investments in military base efficiencies and renovation, compliance and environmental remediation. Our near-term strategy drivers are one, to reestablish financial stability and grow shareholder value; two, to profitability execute current backlog; three, to grow our pipeline; and four, to retain and attract the best people.

I thank you for your continued trust and confidence in Versar, and look forward to answering your questions. And now, I?ll turn it back over to the operator to begin the Q&A portion of the call. Thank you.

Operator
Thank you. The floor is now open for questions. [Operator instructions.] There appear to be no questions at this time. I’ll turn it back over to you.

Karin Weber – Head, Investor Relations
Thank you. A replay of this teleconference will be available until April 11, 2017, and may be accessed domestically by dialing 877-481-4010. International callers may dial 919-882-2331. Callers must enter conference ID number 10266. Additionally, the replay will be available on the Investor Relations section of Versar’s website later today. And we’ll be filling a transcript of the call later this week.

The company expects to announce first and second quarter fiscal 2017 results by the end of April. And of course, as always, we plan to continue to announce our business wins and awards as they are approved. Also, please remember to join us tomorrow for Tony?s presentation at the Sidoti & Company Spring 2017 Convention. Lastly, thank you for your continued support of Versar, and we look forward to talking with you again soon.

Operator
Thank you. This does conclude today’s conference. We thank you for your participation. You may now disconnect your lines at this time and have a great day.